Exhibit 99.1

ETC M-A Acquisition LLC
Financial Statements
As of December 31, 2019 and 2018
Years Ended December 31, 2019, 2018 and 2017

ETC M-A Acquisition LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of Energy Transfer Partners, L.L.C. and
Member of ETC M-A Acquisition LLC
Opinion on the financial statements
We have audited the accompanying balance sheets of ETC M-A Acquisition LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2014.
Dallas, Texas
February 21, 2020

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ETC M-A Acquisition LLC
Balance Sheets
(Dollars in millions)

	December 31,
	2019	2018
ASSETS
Current assets:
Advances to affiliated companies	$161	$87
Total current assets	161	87

Investment in unconsolidated affiliate	450	210
Total assets	$611	$297

LIABILITIES AND EQUITY
Current liabilities:
Accrued and other current liabilities	$3	$3
Total current liabilities	3	3

Commitments and contingencies

Equity:
Member’s equity	608	294
Total equity	608	294
Total liabilities and equity	$611	$297

The accompanying notes are an integral part of these financial statements.

ETC M-A Acquisition LLC
Statements of Operations
(Dollars in millions)

	Year Ended December 31,
	2019	2018	2017
Income (loss) from unconsolidated affiliate	$59	$(37)	$4
Net income (loss)	$59	$(37)	$4

The accompanying notes are an integral part of these financial statements.

ETC M-A Acquisition LLC
Statement of Equity
(Dollars in millions)

Total
Balance, December 31, 2016	$327
Net income	4
Balance, December 31, 2017	331
Net loss	(37)
Balance, December 31, 2018	294
Contribution from ETO	255
Net income	59
Balance, December 31, 2019	$608

The accompanying notes are an integral part of these financial statements.

ETC M-A Acquisition LLC
Statements of Cash Flows
(Dollars in millions)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income (loss)	$59	$(37)	$4
Reconciliation of net income (loss) to net cash provided by operating activities:
(Income) loss from unconsolidated affiliate	(59)	37	(4)
Distributions from unconsolidated affiliate	74	35	35
Net cash provided by operating activities	74	35	35
Cash flow from financing activities:
Advances to affiliated company	(74)	(35)	(35)
Net cash used in financing activities	(74)	(35)	(35)
Change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—

	Year Ended December 31,
	2019	2018	2017
Supplemental disclosure of non-cash financing and investing activities:
Contribution of Sunoco LP common units from ETO	$255	$—	$—

The accompanying notes are an integral part of these financial statements.

ETC M-A Acquisition LLC
Notes to Financial Statements
(Dollars in millions)

1.	Operations and Organization:
ETC M-A Acquisition LLC, a Delaware limited liability company formed in August 2013, (the “Company”) is an indirect wholly-owned subsidiary of Energy Transfer Operating, L.P. (“ETO”).

2.	Summary of Significant Accounting Policies:
Basis of Presentation
The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
For purposes of these financial statements, the aggregate total of 26,200,809 Sunoco LP common units are presented as the investment in unconsolidated affiliate held by the Company as of December 31, 2019.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Cash
The Company considers cash and cash equivalents to include investments with original maturities of three months or less.
Investment in Unconsolidated Affiliate
The Company owns an interest in Sunoco LP which is accounted for by the equity method due to the affiliate relationship resulting from both entities being under the common control of ETO. The Company exercises significant influence over, but does not control, the investee’s operating and financial policies.
Fair Value of Financial Instruments
The carrying amounts recorded for advances to affiliated companies and accrued and other current liabilities in the financial statements approximate fair value because of the short-term maturity of the instruments.

3.	Investment in Unconsolidated Affiliate:
On March 31, 2019, ETO contributed 15,710,865 Sunoco LP common units to the Company
As of December 31, 2019 and December 31, 2018, the Company’s investment in Sunoco LP consisted of 26,200,809 and 10,489,944 Sunoco LP common units, respectively. The Company’s investment represented approximately 32% and 13% of the total outstanding Sunoco LP common units at December 31, 2019 and December 31, 2018, respectively.
The income from the unconsolidated affiliate of $59 million on the Company’s statement of operations for the year ended December 31, 2019 includes the impact of non-cash impairment and loss on disposal of assets recorded by Sunoco LP, which reduced the Company’s income from unconsolidated affiliates by $22 million during the period.
The loss from the unconsolidated affiliate of $37 million on the Company’s statement of operations for the year ended December 31, 2018 includes the impact of non-cash impairments and loss on extinguishment of debt recorded by Sunoco LP, which impacted the Company’s loss from unconsolidated affiliates by $4 million during the period.
The income from the unconsolidated affiliate of $4 million on the Company’s statement of operations for the year ended December 31, 2017 includes the impact of non-cash impairments recorded by Sunoco LP, which reduced the Company’s income from unconsolidated affiliates by $42.5 million during the period.

4.	Commitments and Contingencies:
ETC M-A Acquisition LLC Guarantee of Sunoco LP Notes

In connection with previous transactions, the Company has guaranteed collection with respect to the payment of principal amounts of the following senior notes issued by Sunoco LP:

•	$1 billion of 4.875% senior notes due 2023;

•	$800 million of 5.50% senior notes due 2026; and

•	$400 million of 5.875% senior notes due 2028.
Under the guarantee of collection, the Company would have the obligation to pay the principal of each series of notes once all remedies, including in the context of bankruptcy proceedings, have first been fully exhausted against Sunoco LP with respect to such payment obligation, and holders of the notes are still owed amounts in respect of the principal of such notes. The Company will not otherwise be subject to the covenants of the indenture governing the notes.